EXHIBIT 21


                   SUBSIDIARIES OF AG-CHEM EQUIPMENT CO., INC.
              (ALL WHOLLY-OWNED, EXCEPT AG-CHEM EUROPE B.V. AT 90%)

  COMPANY                                        JURISDICTION OF INCORPORATION
  -------                                        -----------------------------
  Ag-Chem Sales Co., Inc.                                   Minnesota
  Ag-Chem Manufacturing Co., Inc.                           Minnesota
  Ag-Chem Equipment Co., International Corp.           U.S. Virgin Islands
  Ag-Chem Equipment Canada, Ltd.                            Minnesota
  Ag-Chem Europe B.V.                                      Netherlands
  Lor*Al Products, Inc.                                     Minnesota





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